Exhibit 23.3



                Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1996 Long-Term Stock Incentive Plan, the 1996 Stock Option Plan for Non-Employee Directors and the Directors Retainer Fee Plan of Harborside Healthcare Corporation (the "Company") of our report dated February 9, 1996, on our audits of the combined financial statements of Sowerby Enterprises as of and for the years ended December 31, 1993, 1994 and 1995 included in the Registration Statement (Form S-1 No. 333-3096) of the Company which was filed with the Securities and Exchange Commission and declared effective on June 10, 1996.



                         /s/ Leverone & Company

                         LEVERONE & COMPANY

Billerica, Massachusetts
August 16, 1996

                                                         Page 17 of 17 pages


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